Exhibit 99.8

CONSENT

This CONSENT (this “Consent”) is made effective as of October 12, 2023, by Lazydays Holdings, Inc., a Delaware corporation (the “Company”), and the holders (the “Holders”) of the Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) listed on the signature page hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Certificate of Designation of Series A Convertible Preferred Stock of the Company, dated March 15, 2018 (the “Certificate of Designation”).

WHEREAS, the Company is contemplating an offering of  rights to purchase shares of the Company’s Common Stock to holders of the Company’s Common Stock, Series A Preferred Stock and Pre-Funded Warrants, to be consummated no later than January 31, 2024 (the “Rights Offering”).

WHEREAS, pursuant to Section 5(b) of the Certificate of Designation, unless waived in writing by holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock, the vote or written consent of the holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock shall be necessary for effecting or validating certain actions (the “Consent Rights”).

WHEREAS, the Rights Offering may require the consent of the holders of a majority in voting power of the outstanding shares of the Series A Preferred Stock.

WHEREAS, the Holders represent 100% of the voting power of the outstanding shares of the Series A Preferred Stock.

WHEREAS, the Holders desire to grant the Consent Right pursuant to Section 5(b) of the Certificate of Designation with respect to the Rights Offering.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holders agree as follows:

1.          Consent.

(a)          The Holders hereby irrevocably consent to the observance and compliance with the Consent Right provided in Section 5(b) of the Certificate of Designation with respect to the Rights Offering.

2.          No Modifications or Other Consents.  Except as and to the extent set forth in this Consent, nothing in this Consent shall be deemed to constitute a consent by any party of compliance with respect to any other term, provision or condition of the Certificate of Designation or any other instrument or agreement referred to therein or a consent of the Consent Rights with respect to any transaction other than the Rights Offering. No amendment, modification, or supplement of any provisions of this Consent shall be valid or effective unless made in writing and signed by all parties.

3.          Governing Law.  The validity, interpretation and enforcement of this Consent and any dispute arising out of or in connection with this Consent, whether sounding in contract, tort or equity or otherwise, shall be governed by the internal laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

4.          Counterparts.  This Consent may be executed in separate counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement binding on all the parties hereto. This Consent shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties. For the avoidance of doubt, each party agrees that an electronic copy of this Consent shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Consent effective as of the date first set forth above.

HOLDERS:

COLISEUM CAPITAL PARTNERS, L.P. By Coliseum Capital, LLC, its general partner

By:	/s/ Christopher Shackelton
Name:	Christopher Shackelton
Title:	Manager

BLACKWELL PARTNERS LLC – SERIES A By Coliseum Capital Management, LLC, Attorney-in-Fact

By:	/s/ Christopher Shackelton
Name:	Christopher Shackelton
Title:	Managing Partner

PARK WEST INVESTORS MASTER FUND, LIMITED By Park West Asset Management LLC, its Investment Manager

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer

PARK WEST PARTNERS INTERNATIONAL, LIMITED By Park West Asset Management LLC, its Investment Manager

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer

[Signature Page to Lazydays Holdings, Inc. Series A Preferred Stock Consent]

Acknowledged and Agreed:

THE COMPANY:

LAZYDAYS HOLDINGS, INC

By:	/s/ Kelly Porter
Name:	Kelly Porter
Title:	Chief Financial Officer

[Signature Page to Lazydays Holdings, Inc. Series A Preferred Stock Consent]